Exhibit 99.1

Preliminary Transaction Overview

REVLON

- Revlon Consumer Products Corporation (the "Borrower") is planning to issue a new 4 year $140 million Asset-Based Revolving Credit Facility and a new 7 year $800 million Term Loan Facility
- Proceeds from the transaction will be used to:
  - Refinance approximately $815 million of existing term loan facility and replace existing asset-based revolving credit facility; both of which are due in January 2012
- The refinancing transactions proactively address near-term maturities and provide flexibility for the Company to pursue its strategic plan
  - Leverage neutral transaction with no maturities prior to 2013
  - Total First Lien Secured Debt to FY09 Adjusted EBITDA(1): 3.1x
  - Total Debt to FY09 Adjusted EBITDA: 4.8x

(1) Based on Revlon, Inc. FY09 Adjusted EBITDA excluding restructuring and other of $258 million. Adjusted EBITDA excluding restructuring and other is a non-GAAP measure. See definitions and reconciliations to the most directly comparable GAAP financial measure in appendices attached.

0

Sources and Uses Pro Forma Capitalization   1         Note:     Capitalization shown as Revlon Consumer Products Corporation.(1)      Assumes Term Loan issued at par.Based on FY09 Revlon, Inc. Adjusted EBITDA, excluding restructuring and other, of $258 million. Adjusted EBITDA excluding restructuring and other is a non-GAAP measure. See definitions and reconciliations to the most directly comparable GAAP financial measure in appendices attached.Multiple of Adj. EBITDA based on debt figures net of cash in excess of $20 million.  Pro Forma Capitalization

Summary Indicative Terms: New Term Loan Facility      2

Summary Indicative Terms: New Asset-Based Revolving Credit Facility        3